Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

First Amendment, dated as of April 11, 2016 (the “Amendment”), to the Amended and Restated Employment Agreement, dated as of June 26, 2015 (as amended, the “Agreement”), by and between Bridge Bancorp, Inc., The Bridgehampton National Bank, and Howard H. Nolan (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, Section 7(c) of the Agreement provides that in the event of the Executive’s involuntary termination for any reason other than Cause or the Executive’s resignation upon the occurrence of certain events constituting Good Reason within one year following a Change in Control, the Executive would be entitled to a cash lump sum severance payment equal to three times his annual compensation for the calendar year preceding the change in control (the “Change in Control Severance”); and

WHEREAS, the parties agree that the Change in Control Severance provision should be changed to equal a lump sum cash severance payment equal to three times the sum of Base Salary and the highest bonus earned by Executive during the prior three (3) calendar years; and

WHEREAS, the parties agree that the Agreement should be further amended to provide that change in control related payments will be reduced to avoid the tax penalties under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), only if this will result in the Executive receiving a greater total payment as measured on an after-tax basis; and

WHEREAS, pursuant to Section 16 of the Agreement, the parties to the Agreement desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company, Bank and the Executive hereby agree as follows:

Section 1.  Amendment to Section 7(c) of the Agreement.  Section 7(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c)        Change in Control.  If within the period ending one year after a Change in Control (as defined in Section 9 of this Agreement), (i) the Bank and/or the Company terminates the Executive’s employment without Cause, or (ii) the Executive voluntarily terminates his employment with Good Reason, the Bank will:

(i) pay a lump sum cash payment to Executive, as liquidated damages, within ten (10) business days of the termination of the Executive’s employment, in an amount equal to three (3) times the sum of (x) Executive’s Base Salary, and (y) the highest annual bonus earned by Executive during the prior three years (including the full value of the annual award, whether payable in cash or another form, earned under the Short Term Incentive Plan or similar plan), and

(ii) provide continued group health and medical insurance benefits to Executive, (on the same terms as such benefits are made available to other executive employees of the Bank immediately prior to the Change in Control), until the earlier to occur of (x) 36 months following Executive’s termination of employment, or (y) Executive’s full time employment with another employer.”

Section 2.  New Section 7(g) of the Agreement.  Section 7(g) of the Agreement is hereby added to read as follows:

“(g)     Limitation on Payments Under Certain Circumstances.  In the event the receipt of all payments or distributions in the nature of compensation (within the meaning of Code Section 280G(b)(2)), whether paid or payable pursuant to this Agreement or otherwise (the “Change in Control Benefits”) would subject the Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Payments shall not be reduced if it is determined that without such reduction, the Change in Control Benefits received by the Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that the Executive would receive, on a net after-tax benefit, if the Executive is paid the Reduced Amount under the Agreement.

If it is determined that the Payments should be reduced since the Executive would not have a greater net after-tax amount of aggregate Payments, the Bank shall promptly give the Executive notice to that effect and a copy of the detailed calculations thereof. All determinations made under this Section 7(g) shall be binding upon the Executive and shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Date of Termination."

Section 3.  Effectiveness.  This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 4.  Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

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Section 5.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company, Bank and the Executive have duly executed this Amendment as of the day and year first written above.

BRIDGE BANCORP, INC.

By:	/s/ Kevin M. O’Connor
Kevin M. O’Connor President and Chief Executive Officer Duly Authorized Officer

THE BRIDGEHAMPTON NATIONAL BANK

By:	/s/ Kevin M. O’Connor
Kevin M. O’Connor President and Chief Executive Officer Duly Authorized Officer

HOWARD H. NOLAN

/s/ Howard H. Nolan

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